UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 27, 2010 (April 22, 2010)
Arch Coal, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13105	43-0921172
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)
CityPlace One
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (314) 994-2700
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.
The annual meeting of stockholders of Arch Coal, Inc. (the “Company) was held on April 22, 2010. The following proposals were submitted by the Board of Directors to a vote of security holders and the final results of the voting on each proposal is noted below.
Proposal 1 — Election of Directors
The following four directors were nominated to serve for three-year terms expiring at the annual meeting of stockholders to be held in 2013, or when their successors are otherwise duly elected and qualified. The four directors, as indicated below, were elected as directors of the Company.

Nominee	For	Withheld	Broker Non-Votes
Brian J. Jennings	127,706,548	1,393,658	14,787,788
Steven F. Leer	122,658,780	6,441,427	14,787,788
Robert G. Potter	127,117,173	1,983,033	14,787,788
Theodore D. Sands	126,908,993	2,191,213	14,787,788
Proposal 2 — The Ratification of the Appointment of Ernst & Young, LLP, as Arch Coal, Inc.’s Independent Public Accounting Firm
The stockholders were asked to ratify the appointment of Ernst & Young, LLP, as Arch Coal, Inc.’s independent public accounting firm for the fiscal year ending December 31, 2010. The appointment was approved by the requisite vote of a majority of the shares represented in person or by proxy and entitled to vote, as indicated below.

For	Against	Abstain	Broker Non-Votes
143,211,063	483,347	193,584	18,584,107
Proposal 3 — The Approval of an Amendment and Restatement of the Arch Coal, Inc. 1997 Stock Incentive Plan
The stockholders were asked to approve an Amendment and Restatement of the Arch Coal, Inc. 1997 Stock Incentive Plan. The amendment and restatement was approved by the requisite vote of a majority of the shares represented in person or by proxy and entitled to vote, as indicated below.

For	Against	Abstain	Broker Non-Votes
117,467,751	10,073,652	16,346,591	18,584,107
Proposal 4 — Section 162(m) Approval of Arch Coal’s Incentive Compensation Plan for Executive Officers
The stockholders were asked to approve a Section 162(m) Approval of Arch Coal’s Incentive Compensation Plan for Executive Officers. The Section 162(m) Approval of Arch Coal’s Incentive Compensation Plan for Executive Officers was approved by the requisite vote of a majority of the shares represented in person or by proxy and entitled to vote, as indicated below.

For	Against	Abstain	Broker Non-Votes
138,116,397	5,234,437	537,160	18,584,107

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 27, 2010	Arch Coal, Inc.
	By:	/s/ Robert G. Jones
Robert G. Jones
Senior Vice President -- Law, General Counsel and Secretary